UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2004

HIGHLAND HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-31906	57-1183293
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 336-4901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See discussion in Item 2.03.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 17, 2004, Highland Hospitality Corporation (the “Company”), a lodging real estate investment trust, or REIT, acquired the 202-room Courtyard Denver Airport hotel for approximately $17.3 million, which included the assumption of mortgage debt that encumbers the hotel property of approximately $11.6 million. The Company assumed the existing management contract under which Marriott International, Inc. will continue to operate the hotel.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The loan assumed as part of the acquisition is secured by the Courtyard Denver Airport hotel. The loan bears an interest rate of LIBOR, plus 1.75%, and matures on November 1, 2008. The loan agreement provides for monthly principal and interest payments, with principal payments being based on a 20-year amortization period. The Company also assumed an interest rate swap agreement that terminates on November 1, 2008 and has a notional amount equal to the outstanding loan principal balance. The effect of the interest rate swap is to fix the interest rate on the mortgage loan to an annual rate of 7.34%.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) and (b) financial statements of businesses acquired and pro forma financial information

The financial statements and pro forma financial information required by Item 9.01 (a) and 9.01 (b) are currently being prepared. The Company will file the required financial statements and pro forma financial information under the cover of Form 8-K/A as soon as practicable but in no event later than December 1, 2004.

c) The following exhibit is included with this report:

Exhibit 99.1	Press release dated September 20, 2004 announcing the acquisition of the Courtyard Denver Airport hotel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND HOSPITALITY CORPORATION

Date: September 21, 2004	By:	/s/ Douglas W. Vicari
Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 20, 2004 announcing the acquisition of the Courtyard Denver Airport hotel.